                                                                       Exhibit 2


                             [English Translation]

(Note: This English translation of the "Partial Correction of Notice of Convocation of the Ordinary General Meeting of Shareholders for the 7th fiscal year" (the original document is written in the Japanese language) is provided solely for the convenience of overseas shareholders. This English translation may differ from the original Japanese document. In the case of any discrepancy between the Japanese original and this English translation, the Japanese original shall prevail.)

                                                                December 5, 2002

To Shareholders:

             The Partial Correction of Notice of Convocation of the Ordinary General Meeting of Shareholders for the 7th fiscal year

Dear Sirs:

      There are errors in page 19 of the notice of convocation of the ordinary general meeting of shareholders for the 7th fiscal year enclosed today. I would like to apologize and to correct as follows:


             Item                    Corrections                  Errors
             ----                    -----------                  ------
Denomination                           (Unit: Yen)         (Unit: In thousands of yen
Retained earnings at the end
of the fiscal year                  1,337,929,571                 1,337,929
Retained earnings carried
forward to the next fiscal year     1,337,929,571                 1,337,929



                                    Yours faithfully,

                                    16-13, Ikebukuro2-chome,
                                    Toshima-ku, Tokyo
                                    Crayfish Co., Ltd.
                                    By: Kazuhiko Muraki
                                    Representative Director and President


                                                                             End